Exhibit 99.1

Andina Acquisition Corp. III. and Stryve Foods LLC

Announce Shareholder Approval of the Business

Combination

– Expected Closing Date of July 20, 2021 –

– Combined Company to Operate as Stryve Foods, Inc. and Expected to Begin Trading on NASDAQ Under Ticker “SNAX” and “SNAXW” on or about July 21, 2021 –

NEW YORK and PLANO –– July 19, 2021 –– Andina Acquisition Corp. III (NASDAQ: ANDA, ANDAW, and ANDAU) (“Andina”) and Stryve Foods LLC (“Stryve” or “the Company”), an emerging healthy snack platform disrupting traditional snacking categories, today announced that in a special meeting held today, Andina’s shareholders voted to approve the previously announced proposed business combination (the “Business Combination”). Approximately 99.9% of the votes cast at the meeting, representing approximately 84.7% of Andina’s outstanding shares as of the record date, voted to approve the Business Combination. In addition, Andina’s shareholders approved all other proposals put before shareholders at the special meeting.

The Business Combination is expected to close on July 20, 2021, subject to the satisfaction or waiver of certain other closing conditions. Additionally, the deadline for electing redemptions has passed and 756,896 shares have been redeemed in connection with the Business Combination. Upon consummation of the Business Combination, the combined company will operate as Stryve Foods, Inc. and will be listed on NASDAQ under the new symbols “SNAX” and “SNAXW,” respectively.

About Stryve Foods LLC

Stryve is an emerging healthy snacking company which manufactures, markets and sells highly differentiated healthy snacking products that Stryve believes can disrupt traditional snacking categories. Stryve’s mission is “to help Americans snack better and live happier, better lives.” Stryve offers convenient snacks that are lower in sugar and carbohydrates and higher in protein than other snacks. Stryve offers all-natural, delicious snacks which it believes are nutritious and offer consumers a convenient healthy snacking option for their on-the-go lives.

Stryve’s current product portfolio consists primarily of air-dried meat snack products marketed under the Stryve®, Kalahari®, Braaitime®, and Vacadillos® brand names. Unlike beef jerky, Stryve’s all-natural air-dried meat snack products are made of beef and spices, are never cooked, contain zero grams of sugar, and are free of monosodium glutamate (MSG), gluten, nitrates, nitrites, and preservatives. As a result, Stryve’s products are Keto and Paleo diet friendly. Further, based on protein density and sugar content, Stryve believes that its air-dried meat snack products are some of the healthiest shelf-stable snacks available today.

Stryve distributes its products in major retail channels, primarily in North America, including grocery, club stores and other retail outlets, as well as directly to consumers through its e-commerce websites, as well as direct to consumer through the Amazon platform.

For more information about Stryve, visit www.stryve.com or follow us on social media at @stryvebiltong.

About Andina Acquisition Corp. III

Andina Acquisition Corp. III (NASDAQ: ANDA, ANDAW, and ANDAU) is a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. For information about Andina, please visit http://www.andinaacquisition.com/

Forward Looking Statements

Certain statements made in this press release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “may”, “will”, “would”, “could”, “intend”, “aim”, “believe”, “anticipate”, “continue”, “target”, “milestone”, “expect”, “estimate”, “plan”, “outlook”, “objective”, “guidance” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, including, but not limited to, statements regarding Stryve’s plans, strategies, objectives, targets and expected financial performance. These forward-looking statements reflect Stryve’s current views and analysis of information currently available. This information is, where applicable, based on estimates, assumptions and analysis that Stryve believes, as of the date hereof, provide a reasonable basis for the information and statements contained herein. These forward-looking statements involve various known and unknown risks, uncertainties and other factors, many of which are outside the control of Andina, Stryve and their respective officers, employees, agents or associates. These risks, uncertainties, assumptions and other important factors, which could cause actual results to differ materially from those described in these forward-looking statements, include: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement for the Business Combination (the “Business Combination Agreement”); (ii) the inability to obtain or maintain the listing of Andina’s common stock on Nasdaq following consummation of the Business Combination; (iii) the inability to complete the Business Combination due to the failure satisfy other conditions to closing in the Business Combination Agreement; (iv) the inability to meet the minimum cash requirements of the Business Combination Agreement due to the amount of cash available following any Andina shareholder redemptions or the inability to consummate a concurrent PIPE financing; (v) the risk that the proposed business combination disrupts current plans and operations of Stryve as a result of the announcement and consummation of the Business Combination; (vi) costs related to the proposed Business Combination; (vii) changes in applicable laws or regulations; (viii) the ability of the combined company to recognize the anticipated benefits of the proposed business combination or meet its financial and strategic goals, which may be affected by, among other things, competition, the ability of the combined company to pursue a growth strategy and manage growth profitability, maintain relationships with customers, suppliers and retailers and retain its management and key employees; (ix) the risk that retailers will choose to limit or decrease the number of retail locations in which Stryve’s products are carried or will choose not to carry or not to continue to carry Stryve’s products; (x) the possibility that Andina or Stryve may be adversely affected by other economic, business, and/or competitive factors; (xi) the effect of the COVID-19 pandemic on Andina and Stryve and their ability to consummate the proposed business combination; and (xii) other risks and uncertainties described from time to time in the definitive proxy statement/prospectus filed by Andina with the SEC on June 28, 2021, including those under the heading “Risk Factors” therein as well as other risks and uncertainties discussed from time to time in other reports and other public filings with the SEC by Andina. Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those projections and forward-looking statements are based.

Contact:

ICR

Investor Relations:

Raphael Gross, (203) 682-8253

raphael.gross@icrinc.com

Media Relations:

Eric Becker, (303) 638-3469

eric.becker@icrinc.com